                                                                      EXHIBIT 1

FOR FURTHER INFORMATION CONTACT:
Norman E. Johnson
Chairman of the Board and Chief Executive Officer
Rockford, Illinois
815-962-8867

FOR IMMEDIATE RELEASE
TUESDAY, DECEMBER 19, 2000


                      CLARCOR ELECTS ROBERT J. BURGSTAHLER
                            TO ITS BOARD OF DIRECTORS


ROCKFORD, IL, DECEMBER 19, 2000 -- CLARCOR INC. (NYSE: CLC) announced today that Robert J. Burgstahler has been elected to its Board of Directors, increasing the total number of Directors from nine to 10. Mr. Burgstahler will replace one of two CLARCOR directors who will retire from the Board in March 2001.

Mr. Burgstahler, age 56, is Vice President, Finance & Administrative Services at 3M Inc. He has over 30 years of experience at 3M in a wide variety of capacities, including serving as Staff Vice President, Taxes and President & General Manager of 3M Canada Company.

"Bob Burgstahler brings a tremendous breadth of high-level financial and operating experience to CLARCOR's Board," said Norman Johnson, CLARCOR's Chairman and Chief Executive Officer. "His finance and tax background will be invaluable to our Board and we look forward to his joining us."

Mr. Burgstahler graduated from Duke University in 1966 with a B.A. degree and received an M.B.A. degree from the University of Michigan in 1967. He took a leave of absence from 3M from 1968 to 1970 to serve in the United States Army.

The CLARCOR Board of Directors at the December 18, 2000 Board meeting declared a regular quarterly dividend of $0.1175 per share, payable January 26, 2001 to shareholders of record January 12, 2001. The Board also set March 27, 2001 as the date for the Annual Meeting of Shareholders.

CLARCOR will be holding a conference call to discuss its fiscal 2000 year-end results at 10:00 am CST on January 17, 2001. Interested parties can listen to the conference call, through the Internet, at http://www.vcall.com or at http://www.clarcor.com.

CLARCOR is based in Rockford, Illinois, and is a diversified marketer and manufacturer of mobile, industrial and environmental filtration products and consumer and industrial packaging products sold in domestic and international markets. Common shares of the Company are traded on the New York Stock Exchange under the symbol CLC.